EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For investor relations information contact:

Massoud Safavi

Chief Financial Officer

(202) 833-7752

msafavi@efji.com

EFJ, INC. REPORTS THIRD QUARTER FINANCIAL RESULTS AND REAFFIRMS 2003 GUIDANCE

Lincoln, NE – November 10, 2003 – EFJ, Inc. (OTC Bulletin Board: EFJI) reported that consolidated revenues for the quarter ended September 30, 2003, increased to $13.1 million, representing an increase of 29% over the comparable prior year quarter.  The quarter was marked by strong order activity, which resulted in backlog at September 30, 2003 of  $32.1 million.

The Company reported a net loss for the quarter of $1.8 million, or $0.10 per share.  This includes a non-cash charge of $1.9 million to reflect the variable accounting treatment of re-priced stock options in response to the Company’s rising share price. The comparable prior year quarter saw a net profit of $0.5 million, or $0.03 per share. This includes a non-cash benefit of $0.2 million to reflect the variable accounting treatment of repriced stock options.  Excluding non-cash expense/benefit adjustments, quarterly results were a net profit of $0.1 million in the current period and $0.3 million in the comparable period in 2002.  The Company assesses its operating results excluding the impact of variable account treatment of re-price stock options, because this item is primarily determined by the Company’s stock price at the end of any reported period.

“We continued to gain sales momentum in our primary target market, namely Federal government, as evidenced by our recent successes at the Departments of Defense, Interior and Homeland Security,” said Michael E. Jalbert, Chairman and Chief Executive Officer.  “We are encouraged by our growing backlog, which not only strengthens our prospects for completing fiscal year 2003 on plan but also enhances our visibility for fiscal year 2004.”

The Company is reaffirming its previously provided financial guidance for fiscal year 2003 of $45 million to $47 million in expected revenues and $0.13 to $0.16 in anticipated earnings per share before non-cash compensation expenses. “We anticipate the timely procurement of the necessary outsourced components to meet the required shipment during the fourth quarter,” said Mr. Jalbert.  The Company does not attempt to predict the amount of its non-cash compensation as it is primarily determined by the Company’s stock price at December 31, 2003.

For the nine months ended September 30, 2003, revenues increased 11% from the comparable period of 2002, to $32.8 million.  The Company reported a net loss of $2.5 million, or $0.14 per share for the period. This includes a non-cash charge of $2.2 million to reflect the variable accounting treatment of re-priced stock options.  During the same period in 2002,  net income was $0.8 million, or $0.04 per share.  This includes a non-cash charge of $0.2 million to reflect the variable accounting treatment of repriced options. Excluding non-cash expense adjustments, results for the nine months were a net loss of $0.3 million in the current period and a net profit of $0.9 million in the comparable period in 2002. Results for the current nine months reflect the $1.7 million planned increase in research and development spending year-to-year.

 “Our increased order intake is now providing the revenue levels to support our continuing investment in higher R&D spending to meet the anticipated market demand for new P25 products and reduce our reliance on outsourced components,” Jalbert added.

Unrestricted cash and cash available under line of credit on September 30, 2003 stood at $11.6 million, a level the Company believes adequate to finance anticipated sales growth.

The Company announced on October 27, 2003 that it has scheduled an investor conference call at 10:00 a.m. Eastern Daylight Time on Monday, November 10, 2003, to discuss its financial results for the third quarter FY2003 and outlook for the future.

EFJ, Inc. (www.efji.com) through its wholly-owned subsidiary, EFJohnson designs, manufactures and markets turnkey trunked and conventional radio system solutions, land mobile radio repeaters and infrastructure and digital and analog mobile and portable radios, and through its wholly-owned subsidiary, Transcrypt International, manufactures information security products that prevent the unauthorized interception of sensitive voice and data communication.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other matters, the full year 2003 expectations on revenue and earnings per share for the Company and expectations regarding the adequacy of available cash to finance anticipated sales growth. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the percentage of backlog which is filled during the fourth quarter, the level of demand for the Company’s products and services, the timely procurement of necessary manufacturing components, the timing of future product development, the actual operational expense experienced, dependence on continued funding of governmental agency programs, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10K for the year ended December 31, 2002.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  Readers are cautioned not to place undue reliance on these forward-looking statements.

©2003 EFJ, Inc.

Vital Wireless Solutions, Yesterday, Today and Tomorrow

EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended September 30, 2003 and 2002

(Unaudited and in thousands, except share and per share data)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2003	2002	2003	2002

Revenues	$13,089	$10,136	$32,803	$29,547
Cost of sales	7,853	5,800	18,974	16,646
Gross profit	5,236	4,336	13,829	12,901

Operating expenses:
Research and development	1,939	1,128	5,154	3,457
Sales and marketing	1,756	1,577	4,590	4,243
General and administrative, inclusive of non-cash stock option repricing adjustment of $1,890, $(199), $2,186, and $162	3,327	1,194	6,523	4,642
Total operating expenses	7,022	3,899	16,267	12,342

Income (loss) from operations	(1,786)	437	(2,438)	559

Other income (expense)	35	44	62	183
Interest income	5	11	26	60
Interest expense	(41)	(1)	(133)	(18)
Income (loss) before income taxes	(1,787)	491	(2,483)	784

Income tax provision	—	—	—	—

Net income (loss)	$(1,787)	$491	$(2,483)	$784

Net income (loss) per share – Basic	$(0.10)	$0.03	$(0.14)	$0.04
Net income (loss) per share – Diluted	$(0.10)	$0.03	$(0.14)	$0.04

Weighted average common shares – Basic	17,577,315	17,577,315	17,577,315	17,577,315
Weighted average common shares – Diluted	17,577,315	17,837,605	17,577,315	17,976,991

EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2003 and December 31, 2002

(in thousands, except share data)

	SEPTEMBER 30, 2003	DECEMBER 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,308	$11,333
Accounts receivable, net of allowance for returns and doubtful accounts of $177 and $236, respectively	10,297	6,568
Receivables – other	146	252
Cost in excess of billings on uncompleted contracts	857	1,686
Inventories, net	13,449	11,671
Deferred income taxes	1,000	1,000
Prepaid expenses	845	487
Total current assets	28,902	32,997

Property, plant and equipment, net	2,705	2,601
Deferred income taxes	2,000	2,000
Intangible assets, net of accumulated amortization	6,755	6,760
Other assets	691	898
TOTAL ASSETS	$41,053	$45,256

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Revolving line of credit	$—	$5,000
Current portion of long-term debt obligations	129	22
Accounts payable	5,452	4,007
Billings in excess of cost on uncompleted contracts	12	38
Deferred revenue – current	439	961
Accrued expenses	2,191	2,317
Total current liabilities	8,223	12,345

Long-term debt obligations, net of current portion	449	264
Deferred revenue, net of current portion	196	160
TOTAL LIABILITIES	8,868	12,769

Stockholders’ equity:
Preferred stock ($0.01 par value; 3,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 25,000,000 voting shares authorized, 17,359,773 issued and outstanding as of September 30, 2003 and December 31, 2002; 600,000 non-voting shares authorized, 217,542 issued and outstanding)	176	176
Additional paid-in capital	99,099	96,918
Accumulated deficit	(67,090)	(64,607)
TOTAL STOCKHOLDERS’ EQUITY	32,185	32,487
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$41,053	$45,256